Exhibit 99.1

FOR IMMEDIATE RELEASE

P.F. CHANG’S TO BE ACQUIRED BY CENTERBRIDGE PARTNERS

P.F. CHANG’S STOCKHOLDERSTO RECEIVE $51.50 PER SHAREIN CASH

SCOTTSDALE, ARIZONA – May 1, 2012 — P.F. Chang’s China Bistro, Inc. (NASDAQ: PFCB) (“P.F. Chang’s” or the “Company”) today announced that it has entered into a definitive merger agreement with Centerbridge Partners, L.P. (“Centerbridge”), a leading private investment firm, in a transaction valued at approximately $1.1 billion, which will result in P.F. Chang’s becoming a private company.

Under the terms of the merger agreement, which has been approved by the Company’s Board of Directors, Centerbridge will acquire all of the outstanding shares of P.F. Chang’s common stock for $51.50 per share in cash. This represents a premium of approximately 30% over the average closing share price of P.F. Chang’s common stock for the 30 days ended April 30, 2012.

“We are excited about this transaction with Centerbridge, as it recognizes the value of P.F. Chang’s highly respected brands and talented employees, while providing our stockholders with an immediate and substantial cash premium for their investment,” said Rick Federico, Chairman and CEO of P.F. Chang’s. “We look forward to working with Centerbridge to further strengthen the Company and growing our P.F. Chang’s, Pei Wei, True Food Kitchen and Global Brands businesses. We are confident that being a private company will provide us with greater flexibility to focus on our long-term strategic plan of elevating our guest experience, enhancing our value proposition, growing traffic and improving the performance of our brands.”

Commenting on the announcement, Jason Mozingo, Senior Managing Director of Centerbridge, said, “We have great respect for P.F. Chang’s, its brands, and the Company’s strong commitment to its customers, employees, and partners. We look forward to working with management to lead the Company through its next phase of growth and development.”

Under the terms of the agreement, it is anticipated that Centerbridge will commence a tender offer for all of the outstanding shares of the Company no later than May 15, 2012. The transaction is conditioned upon, among other things, satisfaction of the minimum tender condition of approximately 83 percent of the Company’s common shares, the receipt of the Federal Trade Commission’s approval under the Hart-Scott-Rodino (HSR) Antitrust Improvements Act of 1976, and other customary closing conditions. Under the terms of the agreement, the Company may solicit superior proposals from third parties during the next 30 calendar days continuing through May 31, 2012. There can be no assurances that this process will result in a superior proposal, and the Company does not intend to discuss any developments with regard to this process unless the Company’s Board of Directors makes a decision with respect to a potential superior proposal. The Company expects the transaction to close no later than the end of the third quarter of 2012.

Goldman, Sachs & Co. is serving as exclusive financial advisor and DLA Piper LLP is serving as legal advisor to P.F. Chang’s in connection with the transaction. Wells Fargo Securities, LLC and Deutsche Bank Securities Inc. are serving as financial advisors to Centerbridge, and Weil, Gotshal & Manges LLP is serving as Centerbridge’s legal advisor.

First Quarter 2012 Earnings

Separately, the Company today announced financial results for the first quarter of 2012. As a result of the announcement that P.F. Chang’s has entered into a definitive agreement to be acquired by Centerbridge, the first quarter 2012 earnings conference call and webcast scheduled for May 1, 2012, has been cancelled. During the pendency of the transaction, the Company will make earnings releases consistent with its current schedule, but will suspend earnings conference calls and webcasts.

About P.F. Chang’s

P.F. Chang’s China Bistro, Inc. owns and operates two restaurant concepts in the Asian niche. P.F. Chang’s China Bistro features a blend of high-quality, Chinese-inspired cuisine and American hospitality in a sophisticated, contemporary bistro setting. Pei Wei Asian Diner offers a modest menu of freshly prepared pan-Asian cuisine in a relaxed, warm environment offering attentive counter service and take-out flexibility. In addition, the Company has extended its brands to international markets, airport locations, and retail products all of which are operated under licensing agreements. The Company has also announced an agreement to acquire a majority equity ownership position in True Food Kitchen, a Fox Restaurant Concept specializing in healthy, locally sourced and globally inspired meals.

About Centerbridge

Centerbridge Partners, L.P. is a private investment firm headquartered in New York City with approximately $20 billion in capital under management. The firm focuses on private equity and credit investments. The firm is dedicated to partnering with world-class management teams across targeted industry sectors to help companies achieve their operating and financial objectives.

Forward Looking Statements

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve significant risks and uncertainties. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including all statements regarding information regarding the intent, belief or current expectation of the Company and members of its senior management team. Forward-looking statements include, without limitation, statements regarding business combinations and similar transactions, prospective performance and opportunities and the outlook for the Company’s businesses, performance and opportunities and regulatory approvals, the anticipated timing of filings and approvals relating to the transaction; the expected timing of the completion of the transaction; the ability to complete the transaction considering the various closing conditions; and any assumptions underlying any of the foregoing. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those currently anticipated due to a number of risks and uncertainties. Risks and uncertainties that could cause the actual results to differ from expectations contemplated by forward looking statements include: uncertainties as to the timing of the tender offer and merger; uncertainties as to how many of the Company stockholders will tender their stock in the offer; the possibility that competing offers will be made; the possibility that various closing conditions for the transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; the effects of disruption from the transaction making it more difficult to maintain relationships with employees, customers, other business partners or governmental entities; other business effects, including the effects of industry, economic or political conditions outside of the Company’s control; transaction costs; actual or contingent liabilities. In addition, the Company’s actual performance and financial results may differ materially from those currently anticipated due to a number of risk and uncertainties, including, but not limited to, failure of the Company’s existing or new restaurants to achieve expected results; damage to the Company’s brands or reputation; inability to successfully expand the Company’s operations; changes in general economic conditions and dependence on sales concentrated in certain geographic areas; intense competition in the restaurant industry; changes in government legislation that may increase labor costs; litigation; adverse public or medical opinions about the health effects of consuming the Company’s products; failure to comply with governmental regulations; changes in food costs; the inability to retain key personnel; federal and state tax rules could negatively impact results of operations and financial position; fluctuating insurance requirements and costs; seasonality of the Company’s business; adverse impact if information technology and computer systems do not perform properly. More detailed information about the Company and the risk factors that may affect the realization of any forward-looking statements is set forth in the Company’s filings with the SEC, including its Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q, as well as the tender offer documents to be filed by Wok Acquisition Corp. (the “Purchaser”) and the solicitation/recommendation statement to be filed by the Company. All of the materials related to the offer (and all other offer documents filed with the SEC) will be available at no charge from the SEC through its website at www.sec.gov. Investors and security holders may also obtain free copies of the documents filed by the Company with the SEC by contacting the Company Investor Relations at 7676 E. Pinnacle Peak Road, Scottsdale,

AZ 85255, telephone number (480) 888-3000 or investorrelations@pfcb.com. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake any obligation to update any forward-looking statements as a result of new information, future developments or otherwise, except as expressly required by law.

Notice to Investors

The tender offer described in this press release has not yet commenced. This press release is neither an offer to purchase nor a solicitation of an offer to sell any securities. The solicitation and the offer to buy shares of the Company common stock will be made pursuant to an offer to purchase and related materials that the Purchaser intends to file with the SEC. At the time the offer is commenced, the Purchaser will file a tender offer statement on Schedule TO with the SEC, and thereafter the Company will file a solicitation/recommendation statement on Schedule 14D-9 with respect to the offer. The tender offer statement (including an offer to purchase, a related letter of transmittal and other offer documents) and the solicitation/recommendation statement will contain important information that should be read carefully and considered before any decision is made with respect to the tender offer. These materials will be sent free of charge to all stockholders of the Company when available. In addition, all of these materials (and all other materials filed by the Company with the SEC) will be available at no charge from the SEC through its website at www.sec.gov. Free copies of the offer to purchase, the related letter of transmittal and certain other offering documents will be made available at Centerbridge’s offices at 375 Park Avenue, 12th Floor, New York, NY 10152, telephone number (212) 672-5000. Investors and security holders may also obtain free copies of the documents filed by the Company with the SEC by contacting the Company Investor Relations at 7676 E. Pinnacle Peak Road, Scottsdale, AZ 85255, telephone number (480) 888-3000 or investorrelations@pfcb.com.

Additional Information about the Merger and Where to Find It

In connection with the proposed transaction, the Company will file a proxy statement with the SEC. Additionally, the Company will file other relevant materials with the SEC in connection with the proposed acquisition of the Company pursuant to the terms of an Agreement and Plan of Merger by and among the Company, Wok Parent LLC, a Delaware limited liability company, and the Purchaser, Wok Acquisition Corp., a Delaware corporation and an indirect wholly-owned subsidiary of Wok Parent LLC. The materials to be filed by the Company with the SEC may be obtained free of charge at the SEC’s web site at www.sec.gov. After the Company’s filing thereof, investors and stockholders will also be able to obtain free copies of the proxy statement from the Company by contacting the Company Investor Relations at 7676 E. Pinnacle Peak Road, Scottsdale, AZ 85255, telephone number (480) 888-3000 or investorrelations@pfcb.com. INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THE PROXY STATEMENT AND THE OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE PROPOSED MERGER BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER AND THE PARTIES TO THE MERGER.

The Company and its respective directors, executive officers and other members of their management and employees, under the SEC rules, may be deemed to be participants in the solicitation of proxies of the Company stockholders in connection with the proposed transaction. Investors and security holders may obtain more detailed information regarding the names, affiliations and interests of certain of the Company’s executive officers and directors in the solicitation by reading the Company’s proxy statement for its 2012 annual meeting of stockholders, the Annual Report on Form 10-K for the fiscal year ended January 1, 2012, and the proxy statement and other relevant materials which may be filed with the SEC in connection with the transaction when and if they become available. Information concerning the interests of the Company’s potential participants, which may, in some cases, be different than those of the Company’s stockholders generally, will be set forth in the proxy statement relating to the transaction when it becomes available.

Contact Information

Investors:
Allison Schulder
(480) 888-3000
allison.schulder@pfcb.com

Media:
Matt Sherman / Averell Withers / Joe Berg
Joele Frank, Wilkinson Brimmer Katcher
(212) 335-4449

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